UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 16, 2008
(Date of Earliest Event Reported)

Commission file number: 1-3203

CHESAPEAKE CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	54-0166880
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1021 East Cary Street
Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 804-697-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 16, 2008, Chesapeake Corporation (“Chesapeake”) issued a press release announcing that it has agreed with its lenders on amendment of certain fourth quarter 2007 covenants of its Senior Revolving Credit Facility.

Amendment No. 5 dated January 18, 2008 but effective as of December 28, 2007 (“the Amendment”) to the Second Amended and Restated Credit Agreement, dated as of February 23, 2004 by and among Chesapeake and various subsidiary borrowers, the banks and other institutional lenders and Wachovia Bank, National Association, as administrative agent for the lenders (“the Credit Facility”)  increases the total leverage ratio from 5.00 to 5.30 and decreases the interest coverage ratio from 2.25 to 2.15 for the fourth quarter of 2007.    The Amendment is attached as Exhibit 4.1 and incorporated herein by reference.

For the first quarter of 2008 and future quarters, the total leverage ratio will decrease to 4.25 and the interest coverage ratio will increase to 2.5.  Based on our current projections, we may not be in compliance with these financial covenants at the end of the first quarter of 2008.  However, we expect to avoid compliance issues with these financial covenants by improving cash flows, reducing outstanding indebtedness, replacing or amending the Credit Facility or obtaining waivers from our lenders, but there can be no assurances that these alternatives will be successfully implemented.  Failure to comply would be an event of default under the Credit Facility.  If such an event of default were to occur, the lenders under the Credit Facility could require immediate payment of all amounts outstanding under the Credit Facility and terminate their commitments to lend under the Credit Facility and, pursuant to cross-default provisions in many of the instruments that govern our other outstanding indebtedness, immediate payment of much of our other outstanding indebtedness could be required, all of which would likely have a material adverse effect on our business, results of operations and financial condition.

ITEM 7.01 REGULATION FD DISCLOSURE

On January 16, 2008, Chesapeake issued a press release announcing that it has agreed with its lenders on amendment of certain fourth quarter 2007 covenants of its Senior Revolving Credit Facility in anticipation of the previously announced lower than expected fourth quarter 2007 operating results.  As previously announced, lower than expected fourth quarter volumes, most notably in the South African beverage business and certain areas within the pharmaceutical and healthcare packaging business, combined with higher than expected startup expenses for a new product line in the alcoholic drinks packaging business, are the primary reasons for the shortfall.    In addition, the company had expected to receive the cash proceeds from the sale of its tobacco packaging facility in Bremen, Germany before year end, but the cash proceeds were not received until the first week of January.  Preliminary 2007 operating earnings, excluding special items, are now expected to be approximately $41 million compared to $45 million for 2006.

The information contained in the press release, which is attached as Exhibit 99.1 to this report, is incorporated herein by reference.
The information in Item 7.01 of this Form 8-K and Exhibit 99.1 attached shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall they be deemed incorporated by reference in any filing made by Chesapeake under the Securities Act of 1933, as amended.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

4.1
Amendment No. 5, dated January 18, 2008 but effective as of December 28, 2007, to the Second Amended and Restated Credit Agreement, dated February 23, 2004, by and among Chesapeake Corporation and various subsidiary borrowers, the banks and other institutional lenders and Wachovia Bank, National Association, as administrative agent for the lenders

	99.1	Press release, issued on January 16, 2008, announcing Credit Agreement Amendment

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CHESAPEAKE CORPORATION
(Registrant)

Date: January 21, 2008	BY:	/s/ Joel K. Mostrom
Joel K. Mostrom
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1
Amendment, dated January 18, 2008 but effective as of December 28, 2007, to the Second Amended and Restated Credit Agreement, dated February 23, 2004, by and among Chesapeake Corporation and various subsidiary borrowers, the banks and other institutional lenders and Wachovia Bank, National Association, as administrative agent for the lenders

99.1	Press release, issued on January 16, 2008, announcing the Amendment to the Credit Agreement